Exhibit 10.1

IBERIABANK CORPORATION

2014 PHANTOM STOCK PLAN

1. Purpose. The purpose of the IBERIABANK Corporation 2014 Phantom Stock Plan (the “Plan”) is to provide additional incentive compensation to a select group of key employees and officers (including officers who also serve as directors) who contribute by their ability, industry, and ingenuity to the management and successful operation of IBERIABANK Corporation, a Louisiana corporation (the “Corporation”), and its subsidiaries. Such additional compensation shall be provided by awards to participants of units of hypothetical shares of the Corporation’s common stock and the payment to participants, at specified times, of the value of each hypothetical share, as described herein.

2. Definitions. As used herein, unless the context clearly requires otherwise, the following terms shall have the meaning respectively provided:

2.1 “Agreement” means the Phantom Stock Unit Agreement entered into by the Participant and the Corporation providing the number of Phantom Stock Units being granted and the other terms of the Award.

2.2 “Award” means the agreement of the Corporation to pay additional compensation under the Plan to a Participant.

2.3 “Board” means the Board of Directors of the Corporation.

2.4 “Business Combination” has the meaning provided in Section 8.2(c).

2.5 “Change of Control” has the meaning provided in Section 8.2.

2.6 “Change of Control Value” has the meaning provided in Section 8.3.

2.7 “Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Committee” means the Compensation Committee of the Board, which shall administer the Plan.

2.9 “Common Stock” means the common stock, $1.00 par value per share, of the Corporation.

2.10 “Corporation” means IBERIABANK Corporation, a Louisiana corporation, and all of its Subsidiaries.

2.11 “Dividend Equivalent” means, with respect to Phantom Stock Units credited to a particular Participant, a dollar amount equal to the cash dividend that the Participant would have been entitled to receive if the Participant had been the owner, on the record date for a dividend paid on the Common Stock, of a number of shares of Common Stock equal to the number of Phantom Stock Units then properly credited to the Phantom Stock Unit Account of the Participant.

2.12 “Effective Date” means the date set forth in the Agreement as the effective date of the Award.

2.13 “Exchange Act” means Securities Exchange Act of 1934, as amended.

2.14 “Incumbent Board” has the meaning provided in Section 8.2(b).

2.15 “Participant” means any eligible employee selected by the Committee or Chief Executive Officer pursuant to Section 5.1(a) to receive the grant of an Award.

2.16 “Phantom Stock Unit” means the right to receive the Value of a share of Common Stock in cash from the Corporation. Such right shall be subject to the vesting and other terms and conditions of the Plan and the Agreement.

2.17 “Phantom Stock Unit Account” means a bookkeeping entry that shall consist of the number of Phantom Stock Units awarded to each Participant from time to time and credited to the Participant’s account together with all Dividend Equivalents thereon, less all Phantom Stock Units and Dividend Equivalents that have been paid out to such Participant.

2.18 “Plan” means the IBERIABANK Corporation 2014 Phantom Stock Plan.

2.19 “Plan Date” has the meaning provided in Section 14.

2.20 “Subsidiary” means any entity of which the Corporation owns (directly or indirectly) within the meaning of Section 425(f) of the Code, 50% or more of the total combined voting power of all equity interests.

2.21 “Value Per Unit” means the closing price of a share of the Corporation’s Common Stock on the New York Stock Exchange on the vesting date, or, if no sale shall have been made on that day, on the preceding day on which there was a sale of the Common Stock.

3. Administration of the Plan.

3.1 Administrator. The Plan shall be administered by the Committee, which shall have complete discretion and authority to interpret and construe the Plan and any Awards issued thereunder, decide all questions of eligibility and benefits (including underlying factual determinations), and adjudicate all claims and disputes.

3.2 Administrative Rules.

(a) The Committee may (i) adopt, amend, and rescind rules and regulations relating to the Plan; (ii) grant Awards; (iii) determine the terms and provisions of the respective Awards, including provisions defining or otherwise relating to (1) the vesting of Awards, (2) the duration of the Awards and (3) the effect of approved leaves of absence on the rights to benefits under the Plan; (iv) construe the provisions of the Plan and the respective

Awards; (v) approve a form of Phantom Stock Unit Agreement to be entered into by the Corporation and the Participant; and (vi) make all determinations necessary or advisable for administering the Plan. Any such actions by the Committee shall be consistent with the provisions of the Plan.

(b) The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Agreement in the manner and to the extent it shall deem expedient to carry the Plan or Agreement into effect, and it shall be the sole and final judge of such expediency.

(c) In addition to the Committee’s authority granted under this Section 3, the Chief Executive Officer of the Corporation has the authority to (i) grant Awards, (ii) determine the terms and provisions of the respective Awards, and (iii) correct any defect, supply any omission, or reconcile any inconsistency in the respective Agreements, in all such cases solely with respect to those Participants who are not subject to Section 16 of the Exchange Act.

(d) The determination of the Committee on any matters referred to in this Section 3 shall be final, binding, and conclusive on all interested parties.

4. Units Subject to the Plan. The maximum number of Phantom Stock Units which may be awarded under the Plan is 500,000. Any unvested Phantom Stock Units which have been forfeited by a Participant will once again be eligible for award under the Plan.

5. Eligibility and Participation.

5.1 Eligibility and Grant of Awards.

(a) Key employees and officers of the Corporation shall be eligible to receive Awards under the Plan if so designated by the Committee or, if permitted by Section 3.2(c), by the Chief Executive Officer.

(b) Each Award granted pursuant to the Plan shall consist of Phantom Stock Units with the terms provided in the Plan and in the Agreement. Subject to the requirements for vesting and unless otherwise specified in an Agreement granting the Award, the specified number of Phantom Stock Units shall be deemed credited as of the month and day of the Effective Date of the Award.

5.2 Effect of Adoption. The adoption of the Plan shall not be deemed to give any person a right to be granted an Award under the Plan.

6. Credits to Accounts.

6.1 Credits. The Committee shall establish a Phantom Stock Unit Account with respect to each Participant. Credits to the Phantom Stock Unit Account shall be made to reflect the grant of Phantom Stock Units.

6.2 Reinvestment of Dividend Equivalents.

(a) Each Participant shall receive a Dividend Equivalent for each Phantom Stock Unit credited to such Participant’s Phantom Stock Unit Account.

(b) Dividend Equivalents will be deemed to be reinvested in additional Phantom Stock Units that will vest and be paid out on the same date as the underlying Phantom Stock Units. The number of Phantom Stock Units acquired with a Dividend Equivalent shall be determined by dividing the aggregate of Dividend Equivalents paid on the unvested Phantom Stock Units by the closing price of a share of Common Stock on the dividend payment date.

6.3 Phantom Stock Unit Adjustments. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or other similar corporate change, the Board shall make such adjustments in each Participant’s Phantom Stock Unit Account, including the number of Phantom Stock Units, as it deems to be equitable under the Plan in order to fairly give effect to such change and to the purpose and intent of the Plan.

7. Vesting, Forfeiture, and Payment.

7.1 Vesting. A Participant shall vest in his or her Phantom Stock Units at the times and under the circumstances provided in the applicable Agreement.

7.2 Forfeiture. Unvested Phantom Stock Units shall be forfeited at the times and under the circumstances provided in the applicable Agreement.

7.3 No Segregation of Assets. The Corporation shall not segregate any assets in connection with Phantom Stock Units granted under the Plan. The rights of a Participant to benefits under the Plan shall be solely those of a general, unsecured creditor of the Corporation.

7.4 Payments. Unless payment is deferred under a separate deferred compensation plan of the Corporation, payment of the Value Per Unit of a Phantom Stock Unit will be made only in cash (a) as soon as practicable following the vesting date of the Phantom Stock Unit and (b) no later than March 15 of the year following the year in which vesting occurs.

8. Effect of a Change in Control.

8.1 Immediate Vesting. Unless otherwise provided for in the applicable Agreement, all unvested Phantom Stock Units shall immediately vest upon a Change in Control of the Corporation. The Phantom Stock Units shall be paid out in cash no later than 30 days following the date of the Change in Control.

8.2 “Change in Control” means

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 25 percent of the combined voting power of the Corporation’s then outstanding securities; provided, however, that for purposes of this paragraph (a) of this definition the following acquisitions shall not constitute a Change in Control:

(i) any acquisition of securities directly from the Corporation,

(ii) any acquisition of securities by the Corporation,

(iii) any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or

(iv) any acquisition of securities by any corporation or entity pursuant to a transaction that does not constitute a Change of Control under paragraph (c) of this definition; or

(b) individuals who, as of the Plan Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Plan Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(c) consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation), or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination,

(i) all or substantially all of the individuals and entities who were the beneficial owners of the Corporation’s outstanding common stock and the Corporation’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50 percent of the then outstanding shares of common stock, and more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this subparagraph (c)(i) and paragraphs (c)(ii) and (c)(iii) shall include a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries), and

(ii) except to the extent that such ownership existed prior to the Business Combination, no person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Corporation or such corporation resulting from such Business Combination)

beneficially owns, directly or indirectly, 25 percent or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 25 percent or more of the combined voting power of the then outstanding voting securities of such corporation, and

(iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval by the shareholders of the Corporation of a plan of complete liquidation or dissolution of the Corporation.

8.3 Calculation of Amount to be Paid. The amount paid shall be equal to the number of Phantom Stock Units vesting multiplied by the “Change of Control Value.” The “Change of Control Value” shall be equal to whichever of the following items is applicable to the Change of Control:

(e) the per share price to be paid to shareholders of the Corporation in any merger, consolidation or other reorganization,

(f) the price per share offered to shareholders of the Corporation in any tender offer or exchange offer whereby a Change of Control takes place,

(g) in the event that the consideration offered to shareholders of the Corporation in any transaction described in this Section 8 consists of anything other than cash, the Board of Directors of the Corporation or its Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash, or

(h) in all other events, the closing price of a share of Common Stock on the date of the Change of Control or if there were no trades on that date, then on the preceding date on which a trade occurred.

9. Taxes.

9.1 Withholding of Taxes. The amounts payable to a Participant under the Agreement and Plan shall be reduced by any amount that the Corporation is required to withhold with respect to such payments under the then-applicable provisions of the Code, and state or local income tax laws.

9.2 Tax Treatment. The Corporation is not responsible for, and makes no representation or warranty whatsoever in connection with the tax treatment hereunder. The Phantom Stock Units are intended to constitute short-term deferrals under Section 409A of the Code, and the regulations and guidance issued thereunder. However, each Participant should consult his or her own tax advisor as to the tax effect of amounts payable to the Participant under the Plan. The Corporation is not responsible for, and makes no representation or warranty whatsoever in connection with, any particular tax treatment of an Award.

10. Rights of, and Restrictions on Participation by, Eligible Employees.

10.1 Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries to receive any amounts payable under the Plan after his or her death, and may change such designation from time to time, by filing a written designation of beneficiary or beneficiaries with the Committee on a form to be prescribed by the Committee, provided that no such designation shall be effective unless so filed prior to the death of such Participant.

10.2 Assignability. No right or interest to or in any Award, payment, or benefit to a Participant shall be assignable by such Participant except by will or the laws of descent and distribution. No right, benefit or interest of a Participant hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntarily or involuntarily, to effect any action specified in the immediately-preceding sentences shall, to the full extent permitted by law, be null, void, and of no effect; provided, however, that this provision shall not preclude a Participant from designating one or more beneficiaries to receive any amount that may be payable to such Participant under the Plan after his or her death and shall not preclude the legal representatives of Participant’s estate from assigning any right hereunder to the person or persons entitled thereto under his or her will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his or her estate.

10.3 No Right to Continued Employment. The grant of an Award to an employee pursuant to the Plan shall not give the employee any right to be retained in the employ of the Corporation and the right and power of the Corporation to dismiss or discharge any Participant is specifically reserved.

10.4 No Rights as a Shareholder. A Participant shall have no dividend, voting, or any other rights as a shareholder with respect to any Common Stock as a result of participation in the Plan.

10.5 Other Benefits. Amounts paid under the Plan shall not be considered as part of a Participant’s salary or compensation under any other employee benefit plan, or otherwise used for the calculation of any other pay, allowance, pension or other benefits, unless expressly provided by such other employee benefit plan or required by applicable law.

11. Amendment or Termination. The Committee may, from time to time, amend, modify, change, suspend, or terminate, in whole or in part, any or all provisions of the Plan, except that no amendment, modification, change, suspension, or termination may affect any right of any Participant, without his or her consent, who has been granted an Award pursuant to the Plan, with respect to any vested benefit that has accrued thereunder prior to the effective date of such amendment, modification, change, suspension, or termination.

12. General.

12.1 Capital Structure. This Plan and the Awards granted hereunder shall have no effect on the Corporation’s capital structure, and shall not affect the right of the

Corporation or any affiliated company to reclassify, recapitalize, or otherwise change its debt or capital structure, or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, wind up, or otherwise reorganize.

12.2 Inurement of Rights and Obligations. The rights and obligations under the Plan and any related agreements shall inure to the benefit of, and shall be binding upon the Corporation, its successors and assigns, and Participants and their respective beneficiaries and legal representatives.

12.3 Governing Law. The substantive laws of the State of Louisiana shall govern the validity, construction, enforcement, and interpretation of the Plan and Awards, unless otherwise specified therein.

12.4 Good Faith Determinations. No member of the Committee or the Board shall be liable, with respect to the Plan or any Award, for any act, whether of commission or omission, taken by any other member or by any officer, agent, or employee of the Corporation, nor, excepting circumstances involving his or her own bad faith, for anything done or omitted to be done by himself or herself.

12.5 Invalid Provisions. If any provision of the Plan or any Award granted hereunder is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of the Plan, (1) such provision shall be fully severable; (2) the Plan or such Award shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of the Plan or such Award; and (3) the remaining provisions of the Plan or such Award shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or severance from the Plan or such Award. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of the Plan or such Award a provision as similar terms to such illegal, invalid, or unenforceable provision as is possible and still be legal, valid, and enforceable.

12.6 Set-Off. The Corporation shall be entitled, at its option and not in lieu of any other remedies to which it may be entitled, to set off any amounts due the Corporation or any affiliate of the Corporation against any amount due and payable by the Corporation or any affiliate of the Corporation to a Participant pursuant to this Plan or otherwise.

12.7 Waivers. No waiver of any term or condition hereof shall be binding unless it is in writing and signed by the Committee and the affected Participant. The waiver by any party of a breach of any provision of this Plan shall not operate or be construed as a waiver of any subsequent breach by any party.

12.8 Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail, electronic mail, overnight delivery, or facsimile. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or sent by facsimile, or, whether actually received or not, on the first business day after sent by overnight delivery, and the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice and delivered in accordance herewith. The Corporation or a Participant may change, at any time and from time to time, by written notice to the other, the address which it, he, or she had theretofore specified for receiving notices. Until changed in accordance herewith, the Corporation and each Participant shall specify as its, his, and her address for receiving notices, the address set forth in the agreement pertaining to the Award to which such notice relates.

12.9 Effect of Headings. Section headings contained in the Plan are for convenience only and shall not affect the construction of the Plan.

13. Entire Agreement. This Plan and the applicable Agreement constitute the entire agreement between the Corporation and each Participant concerning the subject matter hereof, and supersedes all other agreements, whether written or oral, pursuant to such subject matter. Any amendment or modification hereto must be made in accordance with the provisions of Section 11.

14. Adoption of Plan. The Plan shall be effective as of February 17, 2014 (the “Plan Date”), the date the Committee adopted the Plan.